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                                                                    EXHIBIT 4.03

                                ESCROW AGREEMENT



               This Escrow Agreement (this "AGREEMENT") is made and entered into as of May 26, 1999, by and among Concur Technologies, Inc., a Delaware corporation ("CONCUR"), Gary Durbin, Robert K. Reid and Jon Blankmeyer as representatives of the Company Stockholders and the Optionholders (collectively, the "REPRESENTATIVE"), and Chase Manhattan Bank and Trust Company, National Association, as escrow agent ("ESCROW AGENT").

               A. Concur, ConStar Acquisition Corp., a Delaware corporation which is a wholly-owned subsidiary of Concur ("SUB"), and Seeker Software, Inc., a Delaware corporation ("SEEKER"), have entered into an Agreement and Plan of Reorganization, dated as of May 26, 1999 (the "PLAN"), a copy of which is attached hereto as Exhibit "1", pursuant to which Sub will be merged with and into Seeker, with Seeker surviving the Merger. The capitalized terms used in this Agreement and not otherwise defined herein will have the same meanings ascribed to them in the Plan. This Agreement is the Escrow Agreement, as that term is defined in the Plan.

               B. Section 2.4.1 of the Plan provides that Concur will withhold from the shares of Concur Common Stock that otherwise would be delivered to the Company Stockholders at the Effective Time a number of such shares equal to ten percent (10%) thereof (the "INITIAL ESCROW SHARES") and place such Initial Escrow Shares in an escrow account designated as the Concur/Seeker Escrow Account or an account having a similar designation (the "ESCROW ACCOUNT") to secure certain indemnification obligations of Company Stockholders to the Indemnified Persons under the Plan on the terms and conditions set forth herein.
Section 2.4.2 of the Plan provides that upon Optionholders' exercise of any Concur Option to purchase shares of Concur Common Stock during the period the escrow remains in effect under this Agreement, Concur shall withhold ten percent (10%) of the total number of shares of Concur Common Stock so purchased (or a smaller percentage if at the time of exercise any Initial Escrow Shares have been released from the escrow, in which event the percentage shall be reduced to correspond to the percentage of Initial Escrow Shares then remaining in escrow) (the "OPTION ESCROW SHARES") and shall place in the Escrow Account such Option Escrow Shares also to secure the just-identified indemnification obligations. The shares held in escrow, whether Initial Escrow Shares or Option Escrow Shares are hereinafter sometimes collectively referred to as the "ESCROW SHARES."

               C. The parties hereto desire to establish the terms and conditions pursuant to which the Escrow Shares will be deposited, held in and disbursed from the Escrow Account.

               NOW, THEREFORE, the parties hereto hereby agree as follows:

               1. ESCROW AND INDEMNIFICATION

                      (a) Deposit of Escrow Share Certificates. Concur will give Escrow Agent prompt written notice of the Effective Time of the Merger, and promptly following the


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Effective Time, but in any event within ten (10) business days after the
Effective Time, Concur or its transfer agent will deliver and deposit with Escrow Agent the Concur Common Stock certificates representing the Initial Escrow Shares. The stock certificates representing the Initial Escrow Shares will be issued in the respective names of the Company Stockholders in accordance with their respective ownership interests in the Initial Escrow Shares as set forth in Attachment A, and Escrow Agent will hold the certificates for such Escrow Shares in escrow as collateral for the indemnification obligations of the Company Stockholders under the Plan and under this Agreement until required to release the certificates for such Escrow Shares pursuant to the terms of this Agreement. Escrow Agent agrees to accept delivery of the stock certificates representing the Escrow Shares and to hold such stock certificates in escrow in the Escrow Account subject to the terms and conditions of this Agreement. In the event Concur issues any Option Escrow Shares, the Concur stock certificates representing such Option Escrow Shares will be delivered by Concur or its transfer agent to Escrow Agent in the same manner as the certificates for the Initial Escrow Shares are to be delivered under the foregoing provisions of this
Section 1(a). Unless and until Escrow Agent receives certificates representing Option Escrow Shares, it may assume without inquiry that no Option Escrow Shares have been, or are required to be, issued and that the stock certificates that Escrow Agent has in hand represent all of the Escrow Shares.

                      (b) Representative. The Representative will act as representative of the Company Stockholders and the Optionholders for purposes of this Agreement and the Plan in accordance with the applicable terms and provisions of the Plan and this Agreement.

                      (c) Notice of Claim. As used herein, the term "CLAIM" means a claim for indemnification by the Company Stockholders or Optionholders of Concur or any other Indemnified Person for Damages under the Plan. Concur (and only Concur) may give notice of a Claim under this Agreement whether for its own Damages or for Damages incurred by any other Indemnified Person, and Concur will give written notice of a Claim executed by an officer of Concur (a "NOTICE OF CLAIM") to the Representative and Escrow Agent promptly (but in no event later than ten (10) business days) after Concur becomes aware of the existence of any potential Claim by an Indemnified Person for indemnity by Company Stockholders or Optionholders under the Plan, but in any event before the Escrow Release Date (as defined in Section 11.1 of the Plan).

                      (d) Escrow Period. As used herein, the term "ESCROW PERIOD" means that time period beginning at the Effective Time (as defined in Section 1.2 of the Plan and as set forth in a written notice from Concur received by Escrow Agent, on which Escrow Agent may rely without inquiry) and ending on the Escrow Release Date (as defined in Section 11.1 of the Plan).

                      (e) Limitation on Liability. The maximum liability of each Company Stockholder and Optionholder for any Damages under Section 11.2 of the Plan will be as set forth in Article 11 of the Plan. Payments for finally determined Claims will be deducted from the Escrow Shares of each Company Stockholder and Optionholder pro rata in proportion to each


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such Company Stockholder's or Optionholder's respective percentage interest in the Escrow Shares.

               2. DEPOSIT OF STOCK POWERS; RELEASE FROM ESCROW.

                      (a) Delivery of Stock Powers. Promptly following the Closing, but in any event within ten (10) business days of the Closing Date, each Company Stockholder will deliver to Escrow Agent a duly endorsed stock power (a "STOCK POWER") in the form of Attachment B hereto. In the event any Option Escrow Shares are issued, each Optionholder will promptly execute and deliver to Escrow Agent a Stock Power for the Option Escrow Shares. If required by Concur's stock transfer agent at any time, each Company Stockholder and each Optionholder will procure a medallion guarantee of such Company Stockholder's signature or such Optionholder's signature on any Stock Power.

                      (b) Dividends and Adjustment To Escrow Shares. Any shares of Concur Common Stock issued as a result of, or issued upon the conversion or exercise of any security issued as a result of, any stock dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events occurring with respect to Escrow Shares while they are held in escrow under this Agreement ("ADDITIONAL ESCROW SHARES") will be delivered to Escrow Agent and held in escrow and distributed to Company Stockholders and Optionholders or returned to Concur in the same manner and in the same proportions as the Escrow Shares. For all purposes of this Agreement, Additional Escrow Shares issued with respect to Escrow Shares will be treated the same as (and will be considered to be) Escrow Shares. All cash dividends paid on Escrow Shares while they are held in escrow under this Agreement shall be immediately distributed to Company Stockholders and Optionholders in accordance with their interests in the Escrow Shares.

                      (c) Voting and Rights of Ownership. Each Company Stockholder and each Optionholder will have the right to vote the Escrow Shares deposited in the Escrow Account for the account of such Company Stockholder or Optionholder so long as such Escrow Shares are held in escrow, and Concur will take all steps necessary to allow the exercise of such voting rights. While the stock certificates representing the Escrow Shares remain in escrow pursuant to this Agreement, Company Stockholders and Optionholders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares that are not inconsistent with the terms and conditions of this Agreement. Escrow Agent need not furnish any proxy forms or other information distributed by Concur to its stockholders generally, it being recognized that, as the registered owners of the Escrow Shares, they will receive such information from other sources.

                      (d) Distributions to Company Stockholders and Optionholders. On the Escrow Release Date, Escrow Agent will release from escrow to each Company Stockholder and each Optionholder, in accordance with Section 2(e), the stock certificates representing such Company Stockholder's Initial Escrow Shares as set forth in Attachment A, plus the stock certificates representing such Optionholders' Option Escrow Shares, plus the stock certificates representing Additional Escrow Shares issued with respect to such Escrow Shares minus (i) any


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Escrow Shares delivered to Concur in accordance with Section 4 in satisfaction of Claims by Concur and minus (ii) any Escrow Shares that may be subject to delivery to Concur in accordance with Section 4 with respect to any then pending but unresolved Claims of any Indemnified Persons. Any Escrow Shares held as a result of clause (ii) will be released to Company Stockholders or Optionholders or released to Concur for cancellation (as appropriate in accordance with the terms of this Agreement) promptly upon resolution of each specific Claim involved.

                      (e) Release of Shares; Legend. The certificates representing the Escrow Shares will be held by Escrow Agent until required to be released pursuant to Section 2(d) or Section 4. Within three (3) business days after the Escrow Release Date or, with respect to any Escrow Shares held as a result of clause (ii) of Section 2(d), after the date when the applicable release condition hereunder is met, Escrow Agent will promptly (after any cancellation and reissuance of share certificates by Concur's transfer agent (at Escrow Agent's instruction) that is necessary for Escrow Agent to effect such delivery) deliver to the Company Stockholders and Optionholders, in accordance with their respective percentage ownership interests therein, the requisite number of Escrow Shares to be released to each such Company Stockholder or Optionholder on such date. Such delivery will be in the form of Concur stock certificate(s) issued in the names of such Company Stockholders and Optionholders. Stock certificates representing Escrow Shares will (until they are released to Company Stockholders or Optionholders or Concur in accordance with this Agreement and the Plan) bear the following legend indicating that they are subject to this Agreement:

           "THE SECURITIES REPRESENTED HEREBY MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED ONLY IN ACCORDANCE WITH THE TERMS OF AN ESCROW AGREEMENT AMONG THE ISSUER, THE HOLDER THEREOF AND ESCROW AGENT. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER."

Such legend shall be removed from certificates representing Escrow Shares prior to the release of such Escrow Shares.

                      (f) No Encumbrance. No Escrow Shares or any beneficial interest therein may be sold, assigned, or transferred, pledged or otherwise encumbered other than by operation of law or the laws of descent and distribution (and in either such case, the transferee will be subject to all terms and provisions of this Agreement), or be taken or reached by any legal or equitable process in satisfaction of any debt, obligation or other liability of any Company Stockholder or Optionholder (other than such Company Stockholder's obligations or Optionholder's obligations under the Plan), prior to the delivery by Escrow Agent to such Company Stockholder or Optionholder of the stock certificates representing such Escrow Shares.

                      (g) Power to Transfer Escrow Shares. Escrow Agent is hereby granted the power to effect any transfer of Escrow Shares contemplated by this Agreement. Concur will cooperate (and cause its transfer agent to cooperate) with Escrow Agent in promptly issuing


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stock certificates to effect such transfers (including the cancellation and re-issuance of share certificates representing canceled and other Escrow
Shares).

               3. NOTICE OF CLAIM.

                      (a) Each Notice of Claim by Concur given pursuant to
Section 1(c) will contain the following information:

                           (i) Concur's good faith estimate of the reasonably
foreseeable maximum amount of the alleged Damages arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnified Person based on alleged facts, which if true, would give rise to liability for Damages to such Indemnified Person under
Article 11 of the Plan); and

                           (ii) a brief description, in reasonable detail (to
the extent reasonably available to Concur), of the facts, circumstances or events giving rise to the alleged Damages based on Concur's good faith belief thereof, including, without limitation, the identity and address of any third-party claimant (to the extent reasonably available to Concur) and copies of any formal demand or complaint.

                      (b) Escrow Agent will not transfer any of the Escrow Shares held in the Escrow Account to Concur pursuant to a Notice of Claim received by Escrow Agent prior to the Escrow Release Date until such Notice of Claim has been resolved in accordance with Section 4.

               4. RESOLUTION OF NOTICE OF CLAIM AND TRANSFER OF ESCROW SHARES. Any Notice of Claim received by the Representative and Escrow Agent pursuant to
Section 1(c) and Section 3 above will be resolved as follows:

                      (a) Uncontested Claims. In the event that, within thirty
(30) calendar days after the Notice of Claim containing a statement of the claimed Damages is received by the Representative and the Escrow Agent pursuant to Section 3, the Representative does not contest such Notice of Claim in writing to Escrow Agent and Concur as provided in Section 4(b) (an "UNCONTESTED CLAIM"), Escrow Agent will (i) after such thirty (30) day period, immediately transfer to Concur (promptly after any cancellation and reissuance of share certificates for Escrow Shares by Concur's transfer agent (at Escrow Agent's instruction) that is necessary for Escrow Agent to effect such transfer) for cancellation and forfeiture that number of Escrow Shares having a value (determined pursuant to Section 4(e)) equal to the amount of Damages specified in the Notice of Claim, which canceled Escrow Shares will be taken from and forfeited by the Company Stockholders and Optionholders pro rata in proportion to their respective percentage ownership interests in the Escrow Shares and (ii) notify the Representative in writing of such transfer and forfeiture of Escrow Shares as promptly as practical thereafter (but in no event more than two (2) days after such transfer).

                      (b) Contested Claims. In the event that the Representative gives Concur and Escrow Agent written notice contesting all or any portion of a Notice of Claim (a "CONTESTED CLAIM") within the thirty (30) day period specified in Section 4(a), then: (i) such Contested


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Claim will be resolved by either (A) a written settlement agreement executed by
Concur and the Representative or (B) in the absence of such a written settlement agreement, by final, non-appealable decision of an appropriate federal or state court pursuant to Section 10(a) ("FINAL JUDGMENT"). After receiving notice that the Notice of Claim is contested by the Representative, Escrow Agent will continue to hold in the Escrow Account stock certificates representing Escrow Shares having a value equal to the amount claimed in the Notice of Claim until
(i) execution of a settlement agreement by Concur and the Representative setting forth a resolution of all such Contested Claims, (ii) receipt of a copy of a Final Judgment or (iii) the Escrow Shares are required to be released under the terms of this Agreement, and will then dispose of the remaining Escrow Shares pursuant to the applicable provisions of this Agreement.

                      (c) Release of Escrow Shares Pursuant to Court Decision. Upon its receipt of a copy of a Final Judgment, Escrow Agent will: (i) immediately release from escrow and transfer to Concur (promptly after any cancellation and reissuance of share certificates for Escrow Shares by Concur's transfer agent (at Escrow Agent's instruction) that is necessary for Escrow Agent to effect such transfer) for cancellation that number of Escrow Shares having a value equal to the amount of Damages (if any) owed to the Indemnified Persons pursuant to the Final Judgment which transferred and forfeited Escrow Shares will be taken from and forfeited by each of the Company Stockholders and Optionholders pro rata in proportion to such Company Stockholder's and Optionholder's respective percentage interest in the Escrow Shares; and (ii) notify the Representative in writing of such transfer and forfeiture of Escrow Shares as promptly as reasonably practicable (but in no event more than two (2) days after such transfer).

                      (d) Settled Claims. If a Claim (including a Contested Claim) is settled by a written settlement agreement executed by the Representative and Concur (a "SETTLED CLAIM"), then the Representative and Concur will promptly deliver such executed settlement agreement to Escrow Agent together with written instructions executed by both Concur and the Representative to Escrow Agent ("SETTLEMENT INSTRUCTIONS") which will, in accordance with and subject to the terms of the written settlement agreement, instruct Escrow Agent either: (i) to release a stated number of Escrow Shares to Concur or the Company Stockholders or Optionholders, as applicable, pursuant to such settlement agreement; or (ii) that no action need be taken by Escrow Agent with respect to such Claim. Upon its receipt of such settlement agreement and Settlement Instructions instructing Escrow Agent to release Escrow Shares to Concur, Escrow Agent will: (i) immediately release from escrow and transfer to Concur (promptly after any cancellation and reissuance of share certificates for Escrow Shares by Concur's transfer agent (at Escrow Agent's instruction) that is necessary for Escrow Agent to effect such transfer) or the Company Stockholders or Optionholders, as applicable, for cancellation that number of Escrow Shares that Concur and the Representative have agreed will be transferred and forfeited by the Company Stockholders and Optionholders in such Settlement Instructions, which transferred and forfeited Escrow Shares will be taken from and forfeited by each of the Company Stockholders and Optionholders pro rata in proportion to such Company Stockholder's and Optionholder's respective percentage interest in the Escrow Shares; and (ii) notify the Representative in writing of such transfer and forfeiture of Escrow Shares as promptly as reasonably practicable (but in no event more than two (2) days after such transfer).


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                      (e) Determination of Number of Escrow Shares Forfeited.
Any amount of Damages incurred by any Indemnified Person and owed to Concur on account of a Claim, determined pursuant to the foregoing provisions of this
Section 4, will be immediately payable to Concur out of the Escrow Shares then held by Escrow Agent, and the forfeited Escrow Shares will be taken from and forfeited by the Company Stockholders and Optionholders pro rata in proportion to their respective percentage interests in the Escrow Shares. In distributing Escrow Shares to satisfy Claims for Damages, Escrow Agent shall round down the number of shares so that only a whole number of shares is distributed. No cash-in-lieu payments need be made by Escrow Agent. For purposes of this Agreement, Escrow Shares will be deemed to have a per share value equal to the Concur Closing Average Price Per Share (as defined in Section 1.12 of the Plan - such price per share to be adjusted to reflect any Capital Change of the type described in Section 2.3 of the Plan, whether occurring at or after the Effective Time, if Escrow Agent has received written notice of such Capital Change as set forth below). Thus, the number of Escrow Shares to be released from escrow, forfeited by Company Stockholders and Optionholders and transferred to Concur in satisfaction of a Claim for Damages (whether an Uncontested Claim, a Contested Claim or a Settled Claim) will be the amount of such Damages divided by the Concur Closing Average Price Per Share (such price per share to be equitably adjusted to reflect any Capital Change of the type described in
Section 2.3 of the Plan, whether occurring at or after the Effective Time, if Escrow Agent has received written notice of such Capital Change as set forth below). Concur will promptly give Escrow Agent and the Representative written notice of the occurrence of any Capital Change and the impact thereof on the Concur Closing Average Price Per Share referred to above. Unless and until Escrow Agent has received written notice from Concur of a Capital Change, Escrow Agent may assume without inquiry that none has occurred.

                      (f) Multiple Claims Permitted. The assertion of any single Claim for indemnification hereunder will not bar Concur from asserting any other Claim or Claims hereunder. No Claims may be asserted against the Seeker Stockholders except as provided by the Plan. Nothing contained herein alters any of the provisions of the Plan.

               5. LIMITATION OF ESCROW AGENT'S LIABILITY.

                      (a) Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. Escrow Agent will have no duty to inquire into or investigate the validity, accuracy or content of any document delivered to it. Escrow Agent will not be responsible for the validity or sufficiency of this Agreement. In all questions arising under this Agreement, Escrow Agent may rely on the advice or opinion of its counsel, and for anything done, omitted or suffered in good faith by Escrow Agent based on such advice, Escrow Agent will not be liable to anyone. Escrow Agent will not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.


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                      (b) In the event conflicting demands are made or
conflicting notices are served upon Escrow Agent with respect to the Escrow Account, Escrow Agent will have the absolute right, at Escrow Agent's election, to do either or both of the following: (i) resign so a successor can be appointed pursuant to Section 7 or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction located in the County of Santa Clara, California (the "STIPULATED JURISDICTION") requiring the parties to interplead and litigate in such court their several claims and rights among themselves. For the purpose of this Section 5(b) and for the enforcement of any Final Award, the parties each consent to the personal jurisdiction of the federal and State courts in the Stipulated Jurisdiction and waive any objection to the venue (except those arising from subject-matter jurisdiction of the court) and rights to request dismissal on the grounds of forum non conveniens or similar doctrines. In the event such interpleader suit is brought and Escrow Shares are deposited as required by applicable procedural rules governing litigation in interpleader in the Stipulated Jurisdiction, Escrow Agent will be entitled (upon Court order) to be fully released and discharged from all further obligations imposed upon it under this Agreement, and Concur will pay Escrow Agent all costs, expenses and reasonable attorney's fees expended or incurred by Escrow Agent pursuant to the exercise of Escrow Agent's rights under this
Section 5 (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 6). Concur will be entitled, pursuant to Section 6, to reimbursement from the Seeker Stockholders of any extraordinary fees and expenses of Escrow Agent in the event Concur prevails in such dispute.

                      (c) Each party to this Agreement (other than Escrow Agent), jointly and severally (each an "INDEMNIFYING PARTY" and together the "INDEMNIFYING PARTIES") hereby covenants and agrees to reimburse, indemnify and hold harmless Escrow Agent, Escrow Agent's officers, directors, employees, counsel and agents (severally and collectively, "ESCROW AGENT"), from and against any damage, liability or loss suffered, incurred by, or asserted against Escrow Agent (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel, collectively, "LOSS") arising out of, in connection with or based upon any act or omission by Escrow Agent (and/or any of its officers, directors, employees, counsel or agents) relating in any way to this Agreement or Escrow Agent's services hereunder. This indemnity will exclude any indemnification for any Loss arising in whole or in part, directly or indirectly, from any gross negligence or willful misconduct on Escrow Agent's part. Anything in this Agreement to the contrary notwithstanding, in no event will Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) suffered by another party to this Agreement or by any Company Stockholder or Optionholder, even if Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

                      (d) Each Indemnifying Party may participate at its own expense in the defense of any claim or action that may be asserted against Escrow Agent related to this Agreement, and if the Indemnifying Parties so elect, the Indemnifying Parties may assume the defense of such claim or action; provided, however, that, if there exists a conflict of interest that would make it inappropriate, in the sole discretion of Escrow Agent, for the same counsel to represent both Escrow Agent and the Indemnifying Parties, Escrow Agent's retention of separate


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counsel will be reimbursable as herein above provided. Escrow Agent's right to indemnification hereunder will survive Escrow Agent's resignation or removal as Escrow Agent and will survive the termination of this Agreement by lapse of time or otherwise.

                      (e) Escrow Agent hereby warrants that Escrow Agent will notify each Indemnifying Party by letter, or by telephone or telecopy confirmed by letter, of any receipt by Escrow Agent of a written assertion of a claim against Escrow Agent arising out of this Agreement, or any action commenced against Escrow Agent arising out of this Agreement, within five (5) business days after Escrow Agent's receipt of written notice of such claim. However, Escrow Agent's failure to so notify each Indemnifying Party will not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have to Escrow Agent under this Section 5 or otherwise unless such failure by Escrow Agent to give such notice (or to give such notice within such five (5) business day period) materially prejudices such Indemnifying Party.

                      (f) Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Escrow Agent will have no liability for the conduct of any outside attorneys, accountants or other similar professionals it retains. Nothing in this Agreement will be deemed to impose upon Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction other than the State of California.

               6. EXPENSES OF ESCROW AGENT. All fees and expenses of Escrow Agent incurred in the ordinary course of performing its responsibilities under this Agreement will be paid by Concur upon receipt of a written invoice from Escrow Agent. A schedule of the fees of Escrow Agent is attached hereto as Attachment C. Any extraordinary fees and expenses, including without limitation any fees or expenses (including the reasonable fees or expenses of counsel to Escrow Agent) incurred by Escrow Agent in connection with a dispute over the distribution of Escrow Shares or the validity of a Notice of Claim, will be paid by Concur upon receipt of a written invoice by Escrow Agent. The Company Stockholders and Optionholders will reimburse the Representative pro rata, according to their respective ownership interests in the Escrow Shares for all expenses (including without limitation indemnification expenses incurred under Section 5 of this Agreement) reasonably incurred by the Representative in the course of performing the Representative's duties under this Agreement. Escrow Agent will have no duty to solicit any payments which may be due it hereunder.

               7. SUCCESSOR ESCROW AGENT. In the event Escrow Agent becomes unavailable or unwilling to continue in its capacity herewith, Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of its resignation to the parties to this Agreement, specifying a date not less than ten (10) days following such notice date of when such resignation will take effect. Concur will designate a successor Escrow Agent prior to the expiration of such ten (10) day period by giving written notice to Escrow Agent and the Representative; provided, however, that, Concur may appoint a successor Escrow Agent without the consent of the Representative only so long as such successor is a bank or trust company which, together with its parent, has assets of at least US $10 million, and may appoint any other


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
successor Escrow Agent only with the consent of the Representative, which will not be unreasonably withheld. Escrow Agent will promptly transfer the stock certificates representing the Escrow Shares to such designated successor.

               8. MERGER OF ESCROW AGENT. In the event Escrow Agent is merged with, acquired or otherwise combined with another entity, or Escrow Agent transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Agreement) to another institution, the successor as a result of such transaction will be Escrow Agent hereunder without any further action by the parties hereto.

               9. LIMITATION OF RESPONSIBILITY. Escrow Agent's duties are limited to those set forth in this Agreement, and Escrow Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under any other document or agreement, including without limitation the Plan. Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any rights hereunder either directly or by or through its agents or attorneys. Escrow Agent will not be responsible for and will not be under a duty to examine into or pass upon the validity, binding effect, execution or sufficiency of this Agreement or of any agreement amendatory or supplemental hereto.

               10. GENERAL PROVISIONS

                      (a) Governing Law; Forum Selection. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any action or proceeding of any kind or nature with respect to or arising under this Agreement or any agreement entered into under this Agreement and referred to herein shall be brought only in the federal or state courts located within the State of California or the State of Washington, and the parties hereto consent to the jurisdiction of such courts with respect to any such action or proceeding.

                      (b) Assignment; Binding Upon Successors and Assigns. No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that the Representative may upon written notice to the Escrow Agent, Concur and all of the holders of Escrow Shares appoint a successor Representative who has agreed in a writing reasonably satisfactory in form and substance to Concur and Escrow Agent to be bound by all of the terms of this Agreement as the "Representative" hereunder. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                      (c) Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.

                      (d) Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of all parties reflected hereon as signatories.

                      (e) Amendment; Waiver. This Agreement may be amended by the written agreement of Concur, Escrow Agent and the Representative, provided that, if Escrow Agent does not agree to an amendment agreed upon by Concur and the Representative, Escrow Agent will resign and Concur will appoint a successor Escrow Agent in accordance with Section 7. No amendment of the Plan will increase Escrow Agent's responsibilities or liability hereunder without Escrow Agent's written agreement. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement will be effective unless such waiver is set forth in a writing signed by such party. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

                      (f) Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

        If to Escrow Agent:  Chase Manhattan Bank and Trust Company,
                             National Association
                             101 California Street, Suite 2725
                             San Francisco, CA  94111
                             Attention:  Paula Oswald
                             Telephone:   (415) 954-9526
                             Facsimile:   (415) 693-8850
                             E-mail:      paula.oswald@chase.com

        If to Concur:        Concur Technologies, Inc.
                             6222 185th Avenue NE
                             Redmond, WA  98052
                             Attention:  Sterling R. Wilson
                             Chief Financial Officer and Vice President of
                             Operations
                             Fax Number:  (425) 497-6988

                             with a copy to:

                             Fenwick & West LLP
                             Two Palo Alto Square
                             Palo Alto, CA  94306
                             Attention:  Matthew P. Quilter
                             Fax Number:  (650) 494-1417

If to the Representative:    Seeker Software, Inc.
                             Robert K. Reid, Chief Executive Officer
                             2101 Webster Street, Suite 1600
                             Oakland, CA 94612
                             Fax Number: (510) 433-9329

                             with a copy to:

                             Morrison & Foerster LLP
                             755 Page Mill Road
                             Palo Alto, CA  94304
                             Attention:  Michael Phillips
                             Fax Number:  (650) 494-0792


or to such other address as Concur, the Representative or Escrow Agent, as the case may be, designates in a writing delivered to each of the other parties hereto.

                      (g) Construction. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. Unless otherwise indicated herein, all references in this Agreement to "Sections" refer to sections of this Agreement. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

               11. TAX REPORTING MATTERS

                      (a) The Escrow Agent may require each of the Company Stockholders and Optionholders to provide Escrow Agent with a certified tax identification number for such Company Stockholder and such Optionholder by furnishing appropriate Form W-9 (or Form W-8, in the case of non-U.S. persons) and other forms and documents that Escrow Agent may reasonably request (collectively, "TAX REPORTING DOCUMENTATION"). The parties hereto understand that, if such Tax Reporting Documentation is not so certified to Escrow Agent, Escrow Agent may be required by the Internal Revenue Code of 1986, as it may be amended from time to time, to withhold a portion of any interest or other income earned on the investment of monies or other property held by Escrow Agent pursuant to this Agreement ("ESCROWED CASH").

                      (b) Escrow Agent need not make any distribution of any Escrowed Cash to any Company Stockholder or Optionholder (or any assignee or transferee of such Company Stockholder) until such Company Stockholder or Optionholder (or assignee or transferee) has furnished to Escrow Agent such Tax Reporting Documentation as Escrow Agent may reasonably require.

                      (c) Any Escrowed Cash received by Escrow Agent shall be allocable for tax reporting purposes to the Company Stockholders and Optionholders in accordance with their pro rata percentage interests in the Escrow Shares.





               [REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY.]

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.



CONCUR TECHNOLOGIES, INC.



By: /s/ STERLING WILSON
   ----------------------------------------
Name: Sterling Wilson
     --------------------------------------
Title: CFO AND EXECUTIVE VICE PRESIDENT OF OPERATIONS
       -----------------------------------------------

ESCROW AGENT:
CHASE MANHATTAN BANK AND TRUST COMPANY, N.A.



By: /s/ HANS H. HELLEY
    -----------------------------------------
        Authorized Signatory
    Hans H. Helley
    Assistant Vice President


REPRESENTATIVE:


/s/ GARY DURBIN
-----------------------------------------
Gary Durbin


/s/ ROBERT REID
-----------------------------------------
Robert Reid


/s/ JON BLANKMEYER
-----------------------------------------
Jon Blankmeyer

ATTACHMENTS

Attachment A:  Seeker Stockholders
Attachment B:  Stock Power
Exhibit 1: Agreement and Plan of Reorganization

                      [SIGNATURE PAGE TO ESCROW AGREEMENT]

                        ATTACHMENT A TO ESCROW AGREEMENT


                                                        SHAREHOLDER'S
  SEEKER STOCKHOLDER NAME, ADDRESS [AND TAXPAYER      NUMBER OF INITIAL
              IDENTIFICATION NUMBER]                    ESCROW SHARES
              ----------------------                    -------------



                        ATTACHMENT B TO ESCROW AGREEMENT



                           STOCK POWER AND ASSIGNMENT

                            SEPARATE FROM CERTIFICATE

        In connection with the merger (the "MERGER") of ConStar Acquisition Corp., a wholly owned subsidiary of Concur Technologies, Inc. ("CONCUR"), with and into Seeker, Inc. (the "COMPANY"), the undersigned is receiving shares of Concur Common Stock in respect of the shares of Company Common Stock and/or Company Preferred Stock held by the undersigned immediately prior to the Merger.

        FOR VALUE RECEIVED, and pursuant to that certain Agreement and Plan of Reorganization dated as of May __, 1999 (the "PLAN") and that certain Escrow Agreement dated as of May ____, 1999 executed in connection therewith (the "ESCROW AGREEMENT"), the undersigned hereby assigns and transfers unto ______________________________, as Escrow Agent (the "AGENT") pursuant to the
Plan and the Escrow Agreement, ________ shares of the Common Stock of Concur (the "SHARES") represented by stock certificate No. ____ tendered herewith.

        The undersigned hereby irrevocably appoints the Agent, as attorney-in-fact, with full power of substitution and re-substitution, to hold any and all certificates for such Shares in escrow and to transfer such Shares on the books of Concur solely to the extent provided in the Escrow Agreement.



Dated:  ________, 199_





                                    Name:________________________

                                    By:__________________________

                                    Title: ______________________

                          EXHIBIT 1 TO ESCROW AGREEMENT



                      AGREEMENT AND PLAN OF REORGANIZATION